Exhibit 99.3

High Roller Technologies Signs Letter of Intent for Strategic Marketing Agreement with Forever Network to Amplify U.S. Prediction Markets Launch

In 2025, Forever Network delivered more than 20 billion impressions across its platforms to 450 million people

Recently announced collaboration with Crypto.com sets the stage for High Roller’s entry into the regulated U.S. prediction markets

January 16, 2026 — Las Vegas, Nevada — High Roller Technologies, Inc. (“High Roller”) (NYSE: ROLR), operator of the award-winning, premium online casino brands High Roller and Fruta, today announced it has signed a non-binding Letter of Intent (“LOI”) with Forever Network to finalize and execute a strategic marketing agreement with Forever Network, a rapidly growing social-first sports media and fan engagement platform, to support the Company’s planned launch of a regulated prediction markets product in the United States.

This new collaboration will complement High Roller’s announced strategic partnership with Crypto.com | Derivatives North America to enter the U.S. prediction markets space. It is anticipated that pursuant to the definite agreement, Forever Network will serve as a key media and distribution partner, leveraging its extensive audience reach and engagement to drive awareness, acquisition, and sustained growth for High Roller’s prediction markets offerings.

Forever Network is a Sydney-based digital sports media company that reaches millions of fans across global social platforms and digital properties. The company’s flagship brand, Basketball Forever, is ranked among the highest-engagement sports media destinations for millennial audiences, and Forever Network’s content and fan experiences now span multiple major sports verticals worldwide.

In 2025, Forever Network delivered more than 20 billion impressions across its platforms to 450 million people, with its audience continuing to grow as the company expands coverage into additional sports and interactive fan formats. The network’s history of engaging passionate, prediction-driven fans makes it a natural strategic alignment for High Roller’s upcoming prediction markets launch.

“Wednesday’s announcement with Crypto.com sets the stage for High Roller’s entry into the regulated U.S. prediction markets,” said Seth Young, Chief Executive Officer of High Roller Technologies. “Partnering with Forever Network gives us direct access to a highly engaged community of sports fans who thrive on real-time outcomes, narrative-driven content, and interactive experiences — exactly the audience we’re targeting for our prediction markets.”

Forever Network’s platform engages fans where they already spend time — social and digital channels optimized for shareable content, betting insights, and interactive gaming experiences. Forever Network’s audience footprint and engagement depth are reflective of the shift toward socially driven fan participation and expectation for interactive decision-based experiences.

“Prediction markets represent the culmination of how sports fans want to engage with the games they love — informed, social, and performance driven,” said Alex Sumsky, co-founder of Forever Network. “We’re excited to work with High Roller to bring these experiences to our audience, delivering meaningful value for fans and partners alike.”

Important Notice Regarding the Letter of Intent

This press release describes a LOI and the Parties’ intention to negotiate and execute definitive documentation. No assurance can be given that a definitive agreement will be executed or that the Parties will successfully complete integration, obtain required approvals, or launch any platform. Unless and until a definitive agreement is executed, the described business relationship remains subject to negotiation and satisfaction of conditions.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller and Fruta, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 6,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of market engagement through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

About Forever Network

Forever Network is a social-first sports media and fan engagement company redefining how audiences experience sports and culture across digital and social platforms. The company’s network of brands, including Basketball Forever, delivers high-engagement content that resonates with global sports fans and supports large-scale community interaction.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact

ir@highroller.com

800-460-1039